Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into as of December 26, 2013 (the “Effective Date”), by and between Pressure BioSciences, Inc., a Massachusetts corporation (the “Company”), and Redwood Management LLC or its registered assigns (the “Holder”). The Company and Holder shall be referred to as the “Parties” and each a “Party.”

RECITALS:

WHEREAS, on June 7, 2013 (the “Issuance Date”), the Company entered into a Securities Purchase Agreement (the “SPA”) pursuant to which the Company agreed to sell and the Holder agreed to purchase, an aggregate of $500,000 in principal amount of convertible debentures at an interest rate of ten percent (10%) per annum (the “Financing”).   On the Issuance Date, the Company issued a convertible debenture to the Holder in exchange for the Holder’s payment to the Company of aggregate proceeds in the amount of $250,000 (the “Convertible Debenture”, and together with the SPA, the “Transaction Documents”).  Pursuant to the Convertible Debenture, the Holder had the option to convert the remaining principal amount plus accrued but unpaid interest into shares of the Company’s common stock, par value $0.001 (the “Common Stock”).

WHEREAS, the parties hereto desire to enter into this Agreement to avoid any potential dispute that may arise as a result of the Financing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Payment by Company. Subject to the terms and conditions of this Agreement, (i) the Company shall pay the Holder the amount of US$300,000 as provided herein in accordance with the instructions appearing beneath Holder’s signature on the signature page hereto pursuant to this Section 1 (the “Settlement Payment”). The Settlement Payment shall be paid within three (3) business days from the Company’s receipt of an executed copy of this Agreement by such Holder.  The Settlement Payment shall serve as full satisfaction of the Company’s obligations under the Financing.  The Company shall be released from all obligations in connection with the Convertible Debenture, and the Holder shall not have any right to receive any payment or convert any shares pursuant to the Convertible Debenture. For the avoidance of doubt, upon execution of this Agreement, the Company shall not have any further obligations or liabilities connected to or arising from the Financing, the Holder agrees that the Convertible Debentures is paid in full and the Holder waives any and all rights, remedies or ability to collect additional payments from any defaults under the Transaction Documents.

2. Mutual Release. The Company and the Holder, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the other party, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which either party has, or may have had, against the other party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising under the Financing.

This Agreement resolves any claim for relief that could have been alleged under, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, punitive damages, costs and attorneys fees related to or arising from, Sections 5.15, 5.18, and any other relevant provisions of the SPA and Section 4.10 of the Convertible Note.

3. Acknowledgment of Settlement. The Company and the Holder, as broadly described in Section 2 above, acknowledge that (i) the consideration set forth in this Agreement, which includes, but is not limited to, the Settlement Payment, is in full settlement of all claims or losses of whatsoever kind or character that they have, or may ever have had, against the other Party, as broadly described in Section 2 above, including related to or arising from the Financing and (ii) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from the other party, as broadly described in Section 2 above, for any acts or omissions up to, including, and subsequent to the Effective Date, related to or arising from the Financing.

4. No Admission of Liability. The Parties acknowledge that the Settlement Payment was agreed upon as a compromise and final settlement of disputed claims and that payment of the Settlement Payment is not, and may not be construed as, an admission of liability by the Company and is not to be construed as an admission that the Company engaged in any wrongful, tortious or unlawful activity.

5. Authorization and Power.  Such person’s signature for the Holder has the requisite power and authority to enter into and perform this Agreement.  The execution, delivery and performance of this Agreement by such Holder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Holder or its Board of Directors, stockholders, partners, members, as the case may be, is required.  This Agreement have been duly authorized, executed and delivered by such Holder and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Holder enforceable against such Holder in accordance with the terms thereof.

6. Agreement is Legally Binding. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs and estates. Moreover, the persons and entities referred to in Section 2 above, but not a Party, are third-party beneficiaries of this Agreement.

7. Entire Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

8. New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which either Party now knows or believes to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any party's rights to enforce the terms of this Agreement.

9. Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

10. Governing Law and Choice of Forum. This Agreement is made and entered into within and shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws. Any action to enforce this Agreement shall be brought only in state courts of New York or in the federal courts located in the state and county of New York.

11. Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party's execution of this Agreement is not in violation of any By-law, Covenants and/or other restrictions placed upon them by their respective entities.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date(s) set forth below.

Company:

PRESSURE BIOSCIENCES, INC.

By:	/s/ Richard T. Schumacher
Name: Richard T. Schumacher
Title: President and Chief Executive Officer

Holder:

REDWOOD MANAGEMENT LLC

By:	/s/ John DeNobile
Name: John DeNobile
Title: Manager